EXHIBIT 99.1
ANSOFT CORPORATION
2006 STOCK INCENTIVE PLAN
1. Purpose. This Ansoft Corporation 2006 Stock Incentive Plan (the “Plan”) seeks to further the long-term stability and financial success of Ansoft Corporation (the “Company”) by attracting and retaining persons providing services to Ansoft Corporation through the use of stock incentives; motivating those persons to contribute to the growth and profile of the Company; and further aligning the interests of those persons with those of Ansoft Corporation stockholders.
2. Definitions. As used in the Plan, the following terms have the meanings indicated:
(a) ‘‘Act’’ means the Securities Exchange Act of 1934, as amended.
(b) ‘‘Applicable Withholding Taxes’’ means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any lapse of restrictions on Restricted Stock, dividends paid on Restricted Stock, or any exercise of a Nonstatutory Stock Option.
(c) ‘‘Code’’ means the Internal Revenue Code of 1986, as amended.
(d) ‘‘Committee’’ means the Compensation Committee of the Company’s Board of Directors (or any successor Board committee designated by the Board to administer this plan), provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.
(e) ‘‘Company Stock’’ means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 12), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan.
(f) ‘‘Date of Grant’’ means the date on which the Committee grants an Incentive Award.
(g) ‘‘Disability’’ or ‘‘Disabled’’ means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and the determination shall be conclusive.
(h) ‘‘Fair Market Value’’ means, unless otherwise determined by the Committee, the closing price for a share of Company Stock reported on the Nasdaq Stock Market (or such other stock exchange or quotation system on which shares are then listed or quoted) for the business day immediately preceding such date.
(i) ‘‘Incentive Award’’ means, collectively, the award of an Option or Restricted Stock under the Plan.
(j) ‘‘Incentive Stock Option’’ means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.
(k) ‘‘Mature Shares’’ means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which the holder has held for at least six months.
(l) ‘‘Nonstatutory Stock Option’’ means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.
(m) ‘‘Option’’ means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.
(n) ‘‘Participant’’ means any employee of the Company, a director of the Company or an individual rendering services to the Company who receives an Incentive Award under the Plan.

(o) ‘‘Restricted Stock’’ means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.
(p) ‘‘Rule 16b-3’’ means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.
3. General. The types of Incentive Awards that may be granted under the Plan are Options or Restricted Stock. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.
4. Stock.
(a) Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 670,000 shares of Company Stock, which shall be authorized but unissued shares. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than 200,000 shares may be issued as Restricted Stock, provided that any shares of Restricted Stock that are forfeited shall not count against this limit. No more than 100,000 shares may be allocated to Options that are granted to any individual Participant during any single Taxable Year.
(b) Shares allocable to Options, Restricted Stock or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an Option granted under an existing Incentive Award, provided that, without prior stockholder approval, the Committees are expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Incentive Award surrendered for cancellation. Reload Options issued on the exercise of an Option or otherwise are expressly prohibited.
(c) Shares allocable to Options issued following the expiration of the Ansoft Corporation 1995 Stock Option Plan and prior to the adoption of this Plan by stockholders to persons who would have been eligible under this Plan shall be approved by stockholders by the adoption of this Plan. All of these Options shall be subject to the terms of this Plan and shall be counted against the authorized shares provided in Section 4(a).
5. Eligibility.
(a) All present and future employees of the Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company, directors of the Company, and individuals who are rendering services as consultants, advisors, or other independent contractors to the Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 13, to select eligible individuals to receive Incentive Awards and to determine for each individual the nature of the award and the terms and conditions of each Incentive Award.
(b) The grant of an Incentive Award shall not obligate the Company to pay an individual any particular amount of remuneration, to continue the employment of the individual after the grant or to make further grants to the individual at any time thereafter.
6. Restricted Stock Awards.
(a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall be the grant agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.
(b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse.
(c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares as set forth in the Participant’s grant agreement have lapsed or been removed.

(d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Participant shall provide the Company with appropriate stock powers endorsed in blank.
(e) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to have the Company retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.
7. Stock Options.
(a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice shall be the stock option agreement.
(b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of the shares on the Date of Grant, except as provided in Section 12.
(c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s stock option agreement; provided that no Option may be exercised after the expiration of ten (10) years from the Date of Grant and provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:
(i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment with the Company for reasons other than disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.
(ii) An Incentive Stock Option by its terms shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the ‘‘Limitation Amount’’). Incentive Stock Options granted under the Plan and all other plans of any Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.
8. Method of Exercise of Options.
(a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option the Participant has elected to exercise. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, (ii) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) use any other methods of payment as the Committee, at its discretion, deems appropriate.
(b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.
(c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes, if any. Until the amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option.
9. Transferability of Options. Nonstatutory Stock Options may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.
10. Effective Date of the Plan. The effective date of the Plan is March 7, 2006, subject to approval by the affirmative vote of the holders of a majority of the votes cast at a special meeting of the Company’s shareholders. Until (i) the Plan has been approved by the Company’s shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.
11. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 7, 2016. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in any respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 12), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless the change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder, subject to the limitations of Section 13(b). Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.
12. Change in Capital Structure.
(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan (including the maximum limit on Incentive Stock Options, Options, or Restricted Stock under Section 4), the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.
(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets or any similar event which the Committee determines should be covered by this Section 12(b), then the Committee may take any actions with respect to outstanding Incentive Awards as the Committee deems appropriate.
(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.
13. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:
(i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;
(ii) to determine which persons will be Participants, to which of the Participants, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;
(iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the occurrence of certain events, or other factors;
(iv) to establish or verify the extent of satisfaction of any conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;
(v) to prescribe and amend the terms of the award agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);
(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12;
(vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;
(viii) to delegate any portion of its authority under the Plan to make Incentive Awards to an executive officer of the Company, subject to any conditions that the Committee may establish, and
(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.
(b) The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with Rule 16b-3, Code section 409A or any other section or requirement of the Code applicable to the Incentive Award. Notwithstanding any other provision of the Plan to the contrary, no Modification shall be made to any Option, if such Modification would result in the Option constituting a deferral of compensation or having an additional deferral feature within the meaning of Prop. Treas. Regs. § 1.409A-1(b)(5)(v)(A). Subject to the last sentence of this subsection 13(b), a “Modification” shall mean any change in the terms of the Option (or change in the terms of the Plan or applicable agreement) that may provide the holder of the Option with a direct or indirect reduction in the Option exercise price, or an additional deferral feature, or an extension or renewal of the Option, regardless of whether the holder in fact benefits from the change in terms. An extension of an Option refers to the granting to the holder of an additional period of time within which to exercise the Option beyond the time originally prescribed. A renewal of an Option is the granting by the Company of the same rights or privileges contained in the original Option on the same terms and conditions. Notwithstanding the above, it is not a Modification to change the terms of an Option in any of the ways or for any of the purposes specifically described in Prop. Treas. Regs. § 1.409A-1(b)(v) as not resulting in a modification, extension or renewal of a stock right, or the granting of a new stock right, for purposes of that section.
(c) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
(d) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.
(e) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Incentive Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval or modification by the Committee.
14. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.
15. Interpretation. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code section 162(m) and Code section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Pennsylvania.